Exhibit 5.0

[GRAPHIC]

2550 M Street NW
Washington DC 20037
(202) 457-6000
_____________________
Facsimile (202) 457-6315

February 27, 2004

Board of Directors

Harrodsburg First Financial Bancorp, Inc.

104 South Chiles Street

Harrodsburg, KY 40330-1620

Gentlemen:

Reference is made to the registration statement on Form S-4 (the “Registration Statement”) being filed by Harrodsburg First Financial Bancorp, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), approximately 990,000 shares of the Company’s common stock, $.10 per value, to be issued or reserved for issuance in connection with the merger (the “Merger”) by and between the Company, First Financial Bank, Independence Bancorp, and Independence Bank, as described in the Registration Statement.

In this regard, we have examined the Certificate of Incorporation and Bylaws of the Company, resolutions of the Board of Directors, the Agreement and Plan of Reorganization and such other documents and matters of law as we deemed relevant for the purpose of rendering this opinion. Based solely upon the foregoing and relying upon the Company as to the accuracy of the facts and documents (without independent verification), we are of the opinion that the Common Stock, when issued in accordance with the terms of the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion only as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Proxy Statement/Prospectus forming a part of the Registration Statement. This opinion may not be used for any other purposes without our written permission. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ PATTON BOGGS LLP

PATTON BOGGS LLP

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